Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd quarter 2021

July 22, 2021  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation
Cullen Johnson	B. Riley FBR, Inc.
Jeff Schmitt	William Blair & Company, LLC
Meyer Shields	RBC Capital Markets LLC
Mark Dwelle	Keefe Bruyette Woods, Inc.
James Inglis	Philo Smith & Co.

RLI CORP.

Moderator: Aaron Diefenthaler

July 22, 2021

10:00 a.m. (CDT)

Operator: Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Second Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in the Form 10-Q for the quarterly period ended June 30, 2021, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Chief Investment Officer and Treasurer; Mr. Aaron Diefenthaler. Please go ahead, sir.

Aaron Diefenthaler: Thank you, Travis. Good morning, everyone, and welcome to RLI's second quarter earnings call for 2021. Joining us today are Jon Michael, Chairman and CEO; and Craig Kliethermes, President and Chief Operating Officer; and Todd Bryant, Chief Financial Officer. Pretty standard structure for today's call with Todd running down the financial results for the quarter ended June 30. Craig will add some commentary on current market conditions and our product portfolio. We will then open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron. Good morning, everyone. Yesterday, we reported second quarter operating earnings of $1.09 per share. Results reflect positive current year underwriting profit, supplemented by favorable benefits from prior year's loss reserves. All in, we experienced 25% top line growth and posted an 84.8 combined ratio. Additionally, our core business was complemented by a strong quarter from Maui Jim and Prime.

While investment income was down modestly in the quarter, year-to-date operating cash flow of $165 million has supported growth in our invested asset base. Realized gains for the quarter were elevated as we rebalanced our equity position, leaving a modest $4 million change in unrealized gains on equity securities. As you know, large movements in equity prices in comparable periods can have a significant impact on net earnings, which you can see in both the quarterly and year-to-date comparisons to 2020.

Aggregate underwriting and investment results pushed book value per share to $27.46, up 11% from year-end, inclusive of dividends. Craig will talk more about market conditions in a minute, but from a high level, all three segments experienced growth. Property led the way, up 33%, as rates and market disruption continue to support growth. Casualty gross writings improved 24%, with all major product lines contributing. For Surety, premium was up 11% as our contract and transactional business grew nicely in the quarter.

From an underwriting income perspective, the quarter's combined ratio was 84.8 compared to 88.4 a year ago. Our loss ratio declined 4.1 points to 44.4. Storm losses booked in the quarter totaled $8 million, with $7 million impacting the Property segment and $1 million in the Casualty segment. On an overall basis, prior year's reserves continue to develop favorably, enhancing both the Casualty and Property loss ratios. Surety, however, experienced adverse loss development in the quarter, as we further strengthen incurred but not reported reserves on the 2020 accident year for the energy portion of our commercial surety business.

Lastly, on the loss front, our current accident year loss ratio for Casualty continued to improve. On an underlying basis, if you exclude prior year's reserve benefits and catastrophes, our Casualty loss ratio was down 7 points. COVID-related impacts in 2020 account for about 4 points of that decline. Excluding that, however; the loss ratio was still down 3 points. An improving mix and modest reductions in loss booking ratios, similar to what we discussed on the last few calls, have driven the positive results. With respect to COVID-specific reserves, amounts are largely unchanged from year-end.

Moving to expenses. Our quarterly expense ratio increased 0.5 point to 40.4. Similar to last quarter, the increase -- and the increase in general corporate expenses are largely driven by amounts accrued for performance-related incentive plans. The combination of significantly higher operating earnings, an improved combined ratio, and growth in book value drove these metrics higher. Apart from elevated incentive amounts and continued technology-related investments, other operating expenses were relatively flat.

On the asset side of the balance sheet, our investment portfolio had the major components pulling the same direction with positive results from equities and fixed income. Higher bond returns have come alongside lower reinvestment rates as treasury yields have declined from the highs we saw earlier in the year. Despite the return of lower yields, strong operating cash flow is accruing to the benefit of total invested assets. A growing portfolio helped to flatten the curve of investment income, which was down just over 1% in the quarter. Total return was 2.8% for the quarter, and we continue to put money to work in nearly all environments to stay fully invested.

Apart from the capital markets exposure, investee earnings were significant compared to 2020. Maui Jim and Prime contributed $10.6 million and $3.6 million, respectively, both benefiting from robust markets and an improving macroeconomic environment. All in all, a very good quarter and a strong first half of the year. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thank you, Todd and Aaron, and good morning, everyone. A very good quarter, as Todd mentioned, with 25% top line growth and an outstanding 85 combined ratio. We are very pleased with our results and our position in the marketplace. We're seeing widespread growth across almost every product in our portfolio as a result of an improving economy, higher retention rates on renewal business, increased submission flow on new business, and rising rate levels.

Although frequency of claims slowed during the pandemic, they have begun climbing back to previous levels, and we remain watchful of the long-term impact of social inflation. We also continue to keep an eye on loss cost inflation associated with rising building, material, and labor costs. This could prove challenging as we entered the hurricane season, which will likely increase the cost of rebuilding but also lengthen related business interruption claims. We think there's more opportunity to get rate as the industry is still underperforming overall. The industry must more broadly recognize the rising risk levels associated with inflation, the uncertain impact of the pandemic, the possibility of a rising number of severe weather catastrophes, and more unique exposures like the recent building collapse.

We anticipate that these factors will drive and sustain current rate levels and momentum. We have the benefit of underwriting discipline and product diversification. This permits us to navigate all market conditions pushing for rate adequacy where needed, shrinking our position if necessary to maintain underwriting margins, while growing shareholder value. Now for some more detail by segment.

In Casualty, we grew top line 24% and reported an 83 combined ratio as we benefited from significant favorable reserve development. Rates overall are at or above loss cost as we achieved 6% for the quarter and 7% year-to-date. Rates are still up significantly in excess liability products and select auto markets where we compete. Rates remain relatively flat in primary liability, small package business and even in several auto niches where competition remains fierce. We achieved growth in underwriting profit across all major products in our Casualty portfolio. We have benefited from a quicker recovery in the public auto space as buses are coming back online faster, and we're also realizing goodwill earned with our customers and our producers last year when we reduced premium in recognition of exposure changes during the pandemic. Casualty growth, excluding our transportation unit, was still up 18% for the quarter and 12% year-to-date.

In Property, we achieved top line growth of 33% while reporting an 84 combined ratio. All of our major products in this segment grew top line and reported underwriting profits. The pace of rate change is flattening but still positive across the board. Overall, rates were up in property 8% for the quarter and 9% year-to-date, with catastrophe wind continuing to lead the way at plus 17% for the quarter and plus 21% year-to-date.
PML’s for wind are up about 15% for the year but are still well contained at the 250-year level with reinsurance protection. I don't want to move on from this segment without commenting on the recent collapse of the Champlain Towers in Surfside, Florida. It was a very tragic event, and our thoughts continue to be with the families of all those impacted. We do write contractors, architects and engineers and properties in the area, but we do not target multi-unit high-rises or condo associations in any of our businesses. Although our loss exposures appear minimal at this time, we will continue to do our part by tightening our underwriting guidelines, and as a result, improve the risk management posture of contractors and those responsible for building maintenance in our chosen markets.

In Surety, we reported 11% top line growth and a 96 combined ratio. We were able to achieve an underwriting profit in this segment despite an elevated risk environment related to the number of bankruptcy filings in the energy sector of our commercial surety business. We maintained significant reinsurance protection against large losses. We also have strong partners who value our underwriting discipline and have mutually benefited from our relationship for over two decades. Our underwriting team remains disciplined and continues to underwrite for profit in this space. We have further tightened our restrictive standards, targeting the highest credit quality principles; insisted on more structured protection and collateral; raised rate levels; and lowered tolerances for any delayed commissioning work by the principal. Our commercial contract and miscellaneous surety markets are growing and remain profitable year-to-date with an 87 combined ratio.

Overall, an excellent quarter and a very nice first half of the year. Our disciplined underwriting, diversified portfolio of niche products and talented team have delivered once again. They enable us to provide a consistent underwriting appetite to our customers and producers, and strong, stable returns to our shareholders. I want to thank all of our associate owners for all of their hard work over the last quarter and throughout the last year. We recently welcomed them back to our offices this week and look forward to continuing to foster the close community, strong culture, and collaborative learning that makes the RLI difference work even better. Now I'll turn it back to the moderator to open the call up for questions.

Operator: [Operator Instructions]. Our first question comes from Cullen Johnson with B. Riley Securities.

Cullen Johnson: Just looking at the reserves and Surety, we saw it slip to unfavorable development this quarter. I think you mentioned it with some IBNR and some energy policies, so I was just wondering if you could provide a little more color into the change in the quarter.

Todd Bryant: Yes. This is Todd. Cullen, I can -- we did talk about that in my opener, really the 2020 accident year. Certainly, on the energy side, there's the influence there. We strengthened both direct and ceded reserves from that standpoint as our actuaries took a look at things. So some of it, there is an elevated level of risk possibly there. There's elevated bankruptcy, and so I think as we look at that, similar to what we do all the time, we took some action there. I think if you go back to -- I think, fourth quarter of 2018 was probably the most recent time we had adverse development in the Casualty segment -- I'm sorry, in the Surety segment. So it's not -- it doesn't happen very often, but we certainly have had that before.

Cullen Johnson: Okay. Great. And then just kind of looking, Maui Jim results were pretty strong in the quarter relative to past results even prior to COVID. So just curious if there's anything that stood out to you all there, maybe some pent-up demand or some new sales initiatives, or possibly something else that drove that kind of growth in the quarter?

Jon Michael: Yes. It's Jon Michael, Cullen. The demand for Maui Jim has rebounded nicely. Their sales were fairly comparable to the 2019 levels. The -- during the pandemic, the management team at Maui Jim managed their way through that very nicely. They reduced operating expenses during that time. And those -- a lot of those operating expenses have not come back. And so margin, they saw margin improvement, and I think we're seeing some of that come through. We fully expect some of those expenses to come back, you know like travel and like marketing, for example, those things come to mind. But we're really pleased with what they've been able to do, managing their way through that. I don't know about pent-up demand, maybe, but I think it's just -- they're back to the level they were in 2019. So...

Operator:  And we will take our next question from Jeff Schmitt, William Blair.

Jeff Schmitt: I believe you mentioned Casualty rates averaged 6%. And I guess we were 8% last quarter, maybe 10% last year. Not surprising to see some deceleration, I mean they've been compounding now for a couple of years. But CPI inflation moving up, social inflation is still in the background. Maybe that moves up as courts reopen more. You mentioned maybe that provides some support to rates at current levels. Or do you -- or could that potentially put some upward pressure on rates? Are you seeing that at all?

Craig Kliethermes: Jeff, this is Craig. Well, obviously, the things you just mentioned are compound every year. So I mean, I think my comments were aimed at -- I mean, the industry has done a good job staying ahead, at least in our target niches, up with loss cost inflation. But I mean, loss cost inflation is going to come at another 5% or 6% next year, too. So we have to continue to get rate to stay ahead of that or at least to stay at the same margin. That's our perspective. So...

Jeff Schmitt: How much inflation are you seeing like on -- for medical costs instead of just CPI inflation, but...?

Craig Kliethermes: I don't know that we actually have it broken down at that level. I mean I think we've talked in the past in Casualty using loss cost trends of, let's say, 4% to 5%, that's net of any exposure trend. So we would view that as you need that kind of rate increase otherwise, your current accident year loss ratios are going to have to start going up.

Jeff Schmitt: Right. Right. And then I think you've mentioned in the past a lot of the E&S book is in construction. Could you discuss what type of rate and exposure growth you're seeing in that book as the economy picks back up?

Craig Kliethermes: Sure. I mean we are seeing growth in contractors or their jobs certainly has picked up. It really didn't slow down as much as you might think during the pandemic. I mean many of them were still working. There were some select places that were ordered not to work anymore. And then these guys are picking up a lot of that backlog right now. So I mean we still feel like the demand is strong. There's still a lot of competition, though, we would say, in the type of contractors that we write. We typically write like middle market and smaller artisan contractors. That's still a pretty competitive space. So it's not like that's very difficult to achieve a double-digit rate increase in that market because there's just more competition there.

Operator: [Operator Instructions]. We'll take our next question from Meyer Shields, KBW.

Meyer Shields: I guess, this is for Craig. Can you give us a sense in terms of how widespread the sort of under-maintenance of large buildings is in Florida? I’m reading different things, and I just don't know how it looks from the inside.

Craig Kliethermes: It's a good question. We don't -- I think I've mentioned we don't write a lot of high-rise buildings, but we do typically insist on inspections through our underwriting guidelines and also look at the funds that some of these buildings have set aside for capital improvements because, obviously, they don't have any money set aside they may run into a similar situation where you need to do repairs but nobody wants to pay for the repairs. If you belong to any club, you kind of see how that works. Nobody wants to pay for it but it needs to be done, and it's always a stressor, I guess. So we don't really write a lot of buildings. I don't know if I can really comment specifically on any -- we typically write like 2 or 3-story buildings and don't focus in that area. So I don't think we’d be very helpful.

Meyer Shields: Okay. No, that's -- I mean, that's what I'm looking for, so that's helpful. Within transportation, I'm trying to figure out, on the underwriting side, whether the fact that people hadn’t been driving these vehicles for a year or so, is that impacting claim frequency?

Craig Kliethermes: Well, so in our space, to realize transportation for the most part is in that business unit is really 3 pieces. It's public auto, which, yes, definitely frequency was down, but so was exposure base was down significantly. We -- I think we gave back at one point in time almost 80% of our premium, maybe 60% of our premium. So they weren't driving at all. So if you relate to the exposure base, actually, I don't know, if frequency was down that much relative to the adjusted exposure base.

Trucks really -- in our trucking space, long-haul trucking, it didn't really stop. I mean, we kept -- the drivers kept driving and delivering goods. So we saw maybe a slight reduction because there were less people on the road. Although offsetting that, people were driving a little faster, too. So -- but I think overall frequency was probably down because of the congestion. And then we write a lot of specialty autos, which really are only going from point A to point B, a lot of times, other than the emergency medical vehicles that we write, like ambulances. Those are probably a lot constantly or more frequently used. A lot of our contractors are driving from one job to the other or from their base to the job. So -- but I would say similar and probably more pronounced in auto than it was overall because the frequency was down even more in auto. We don't write a lot of personal auto, but it certainly bounced back. I will not say it's back to the previous levels of frequency relative to exposure base. But I would anticipate, based on the trend, it's going to probably continue to get back there.

Meyer Shields: Okay. Perfect. And then one last question. I guess, for Todd. When we look at reinsurance recoverables, there was a pretty big jump on a sequential basis. Was that the Surety issue you're talking about? Or is there something else driving that as well?

Todd Bryant: Yes, Meyer, that's certainly a large part of it. I mean I think we are seeing growth. So you're going to get some seeded IBNR, if you will, just from a normal growth and reserve standpoint. But definitely, the Surety side had a big part of that.

Operator: And we will take our next question from Mark Dwelle, RBC Capital Markets.

Mark Dwelle: Meyer took several of my questions, but I got a couple of others. Craig, you had mentioned on renewal retention rates being higher. Could you just elaborate on that a little bit? I want to -- you're referring to the proportion of existing policies that renew with you? Just to make sure I'm on the right page for what you were saying.

Craig Kliethermes: That's correct. That is correct. I mean, if you want me to provide more color -- I mean, all I could tell you is both year-to-date and the quarter, our retention rates are up, I'll say, on average, a couple of points from where they have been in the past. I'm going to attribute that to the service level that we provide to our customers and our producers, particularly through the pandemic. I mean I think we did an exceptional job reaching out to people, our loss control people who are still willing to go on site. Our underwriters still have very good relationships with the producers. We know each other's cellphone numbers, things like that, still reached out to them during the pandemic. I think that has paid some dividends here and the fact that business has not been shopped. Now business wasn't that shopped. It was harder for a producer, in fairness, it was harder for a producer during the pandemic to shop business anyway or to basically write new business because building relationships at a distance is much harder. So retention rates, overall, I would expect for most of the industry should be up because of that. But that being said, once people start traveling a little bit more and be able to build those relationships and try to, I guess, steal business away from incumbent markets, I mean, that may change. But we have been the beneficiary of that across almost every -- or every one of our product, a little bit higher retention.

Mark Dwelle: That's definitely helpful. Are you seeing any signs of more aggressive behaviors beyond what you normally see that was fairly robust in any given day?

Craig Kliethermes: I mean it depends on the space. But I mean, overall, I would say, it's probably about the same. There's always markets that are entering and exiting depending on their loss experience a lot of times, at least in our niches, I mean, we find new entrants. And depending on the product line, it takes a while to learn your lesson. At some places, it takes longer than others and you come in with broader forms with the same rates or lower rates and broader forms with the same form and you end up, over time, losing money in a casualty line, but it does take time for that to manifest and happen. So we constantly see new markets that think that they're smarter than everybody else. They come in, a lot of times, they get burned. Sometimes they make it and they're a long-term competitor, but a lot of them will exit, too. So I don't think that we've seen any more or less necessarily -- I was going to comment across our entire portfolio. I think in Surety, in general, people probably have become a little more reserved, I guess. It used to be -- I mean it was a feeding frenzy there for a while as far as how many new markets we had. And I think at one point in time, about 25 markets made up a big part of the market share, and that's probably doubled over the last, I'll say, 5 years. And then more recently, I think people are being a little more cautious there because of the potential economic downturn from the pandemic and other reasons.

Mark Dwelle:  That's helpful color. One last question and this is just my own depth of knowledge. Do you have any particular exposure to sort of cyber liability, cyber terrorism, some of the things that we've been seeing in the news lately? Is that a common coverage that you could be exposed to?

Craig Kliethermes:  Yes, Mark, I mean, I think I've talked about the cyber before in a previous call. And we don't really-- I mean, we write a little bit of it. I think that the biggest exposure was in our larger account under our management liability business. We've since really downsized that substantially because of what you're saying. I think the worry about how do you manage the aggregation of exposures. Now we just can't get our arms around it, and a lot of people like that business. I just -- it's very difficult to figure out what your aggregate exposure is and how you protect your balance sheet, we believe, from that kind of mass event.

Operator:  Our next question comes from Jamie Inglis, Philo Smith.

Jamie Inglis:  Nice quarter. I've got 2 questions. First, maybe in the Casualty area. In the environment we're in right now, where courts are opening, do you see any changes? I mean it seems to me plaintiff’s attorneys must have been thinking of things to do for last year. And is it too early to tell whether there's going to be any change? Have you seen anything sort of paid or incurred change? Or when -- or how might that happen?

Craig Kliethermes:  Yes, Jamie, this is Craig. I mean, obviously, we're a relatively small player in a lot of the niches or we might not be a big player but we're in very small niches. So it's -- sometimes it's difficult to just look at the data and determine. I don't think we've seen anything that we would point out significantly. Certainly, we would agree that the court system was closed for the most part. And it was -- but realize only probably less than 2% of our claims ever go to court to be decided. We decide those outside court, hopefully, don't even have to have an attorney involved for most of them. But we don't litigate a lot of claims. So we haven't seen a significant amount. There were opportunities to settle claims during that time because people didn't have the leverage that they were going to take it to court. They wanted money before -- they didn't want to wait long enough to take a trial because it was going to be suspended. So they're willing to take the cash upfront to get a fair settlement as opposed to try to roll the dice with a jury or whatever. So we saw some of that. I mean I don't think we've seen any material changes. I mean, certainly, we believe that social inflation, which was prevalent before the pandemic, before the courts were closed, I think that's still alive and well. I don't know that anything happened during the last year, year and a half that would have tamed that. I think what's happened over that 18 months probably only made it worse in the long term, but I think that's yet to be determined. That's why I think we take a more cautious view, a more long-term view, to inflationary trends, loss cost trends and don't want to react. Like, we didn't react a lot last year to the fact that frequency was down because we're expecting it to come back up. Just because severity may have flattened a little bit over the pandemic, I don't think we thought that the trends were now zero.

Jamie Inglis: Right. Okay. Good. And just starting with the property area, you guys have had great reserve development over time. So in a way, this is somewhat of an unfair question. But I'm trying to get a sense of what your thoughts are. I mean it just seems in the world we're in, you've got frequency that may change, severity changes, variability about those things change in this -- given what we people believe is happening in the climate, right? So can you give us sort of a quick history lessons of your thought process of what -- how you were setting reserves? Do you anticipate any changes going forward based on the environment we appear to be in?

Todd Bryant: Jamie, this is Todd. I think from a -- let's talk just from an underwriting standpoint, right? I mean those are shorter term, right? They renew, obviously, every year. So you can make decisions annually on what you determine you want to write from an underwriting perspective. So that will influence things. From an overall risk standpoint, you can make determinations there. And you're going to know in a pretty short order if you have a loss what the impact of that would be. So certainly, inflation from a -- more recently from a cost of goods standpoint, there's an influence of that. We use models in the development of things. I know Craig talked from a PML standpoint but we're also looking beyond just the modeling aspect and looking at concentration. So I think you can look at all of those things, you can make changes from that. I think on the modeling side, you'll see some changes from a climate perspective. You can take a longer-term or shorter-term view when you run all that. So that's all influencing and helps you make some decisions from that standpoint.

Jon Michael: And as far as the reserving process goes, that's all looking backwards. So it really has no impact on reserving, right? The impact on reserving in property would be an increased cost of materials and labor and construction.

Craig Kliethermes: Our claims people factor that in when they come up with their estimates for a catastrophe, particularly in this environment right now with the rising cost of building materials and labor. So when we come up with an estimate, if we have a hurricane, which I assume we will this year- next quarter, I'll take that bet. Anyone would like to bet it? But it's probably going to cost more to fix the building and replace stuff.

Jamie Inglis: Right. Right. Okay. So I guess the take away is, you sort of continue to tweak the process but fundamentally you are not doing any different. Okay. That's all I had. Good luck going forward, guys.

Operator:  Our next question comes from Meyer Shields, KBW.

Meyer Shields: I just had one quick follow-up. If you could walk us through the change in the Surety segment's expense ratio on a year-over-year basis?

Todd Bryant:  Yes. This is Todd, Meyer. There -- it is influenced, in part, by the overall corporate expenses, right? I mean I think if you look at that and we'll talk about this in the Q a little bit, you may expect -- I talked about the influence of the overall incentive, with their combined ratio, losses being up, you might expect that to be down versus up. But there are overall corporate expenses that would influence everyone from a retirement and that standpoint. So it's really, that's more of the influence from the increase than what you would see beyond that. Yes.

Meyer Shields:  Okay. And that seems to have outweighed whatever offset would be from the reserve charge.

Todd Bryant: Right.

Operator: There are no further questions.  I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you all for joining us. We did have a good quarter, very satisfying, just below 85 combined. Gross premiums were up 25% during the quarter. I'd just like to thank all of our associates for continuing to help our customers through the pandemic and beyond, and we look forward to talking to you next quarter. Thank you.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112 with an ID number of 6282591. This concludes today’s teleconference. Thank you all for participating, and have a wonderful day. All parties may now disconnect.

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